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Exhibit 10.3

SEVERANCE AND CONSULTING AGREEMENT

        This Severance and Consulting Agreement (the "Agreement") is made and entered into by and between Golf Trust of America, Inc. (the "Company") and Tracy S. Clifford (the "Employee").

        WHEREAS, the Employee is currently employed by the Company as its Principal Accounting Officer and Secretary;

        WHEREAS, the Company and the Employee have previously entered into a severance arrangement pursuant to that certain letter agreement, dated February 9, 2001, as amended as of January 1, 2005 (as amended, the "Severance Letter"); and

        WHEREAS, the Company and the Employee acknowledge that the Company's circumstances have changed significantly since the Severance Letter became effective and desire to establish a new severance and consulting arrangement that reflects the Company's current circumstances and ensures that the services of the Employee will continue to be available to the Company;

        NOW, THEREFORE, for and in consideration of the mutual promises set forth below, it is hereby agreed by and between the Company and the Employee as follows:

I.
Severance

        1.     Employment.    Unless terminated earlier by either party, Employee's employment with the Company will continue through December 31, 2007 under the terms and with the duties and responsibilities as in effect on the date hereof, and Employee will receive her regular compensation and employee benefits through that date in accordance with the Company's regular payroll practices, plus a lump sum payment for any accrued but unused vacation time as soon as practicable after the date of termination of employment. For purposes of clarity, the Company and the Employee acknowledge and agree that the Employee's duties and responsibilities prior to December 31, 2007 will primarily involve the tasks previously performed by the Employee under the Company's Plan of Liquidation and Dissolution (the "POL") and not include new duties and responsibilities related to the Company's new strategic direction should the POL be terminated by the Company's stockholders at the Special Meeting of Stockholders to be held on November 8, 2007 (other than the transition from liquidation accounting to going concern accounting). If the POL is not terminated, the Employee's employment with the Company will continue on an at-will basis after December 31 2007 until terminated by either party. The Company will give the Employee 30 days prior written notice of any termination of employment by the Company.

        2.     Severance Payment Initiation.    The Company will pay to the Employee a severance benefit of 18 months of salary based on the Employee's salary level in effect on the date hereof, payable over the 9-month period beginning as of October 1, 2007 and ending on June 30, 2008 and in accordance with the Company's regular payroll practices. In addition, the Company will pay to the Employee an amount equal to the Company's employer portion of the premiums and other payments for individual and dependent medical, dental and other employee benefits, payable monthly for the 9-month period between October 1, 2007 and June 30, 2008 and in accordance with the Company's regular payroll practices.

        3.     Termination of Severance Payments.    The payments set forth in Section 2 above will continue in the event that the Employee is terminated by the Company other than termination resulting from a material breach of this Agreement by the Employee. The payments set forth in Section 2 will terminate upon the Employee's voluntary termination of her employment prior to December 31, 2007, other than any such termination resulting from a material change in the Employee's terms of employment and duties and responsibilities as set forth in Section 1 above, or the Employee's voluntary termination of the Services (as defined below). For purposes of clarity, the Employee's disability or death shall not be deemed to be a voluntary termination of employment by the Employee or a material breach of this Agreement by the Employee.

        4.     Corporate Transaction.    If the Company consummates a merger, consolidation, sale of all or substantially all of its assets or any similar transaction with an unaffiliated third party prior to June 30, 2008, the payments due under Section 2 hereof shall become immediately due and payable in full and shall be paid in a lump sum to the Employee at or prior to the consummation of such transaction.

        5.     Termination of Severance Letter.    The Company and the Employee hereby agree that the Severance Letter will terminate upon the execution of this Agreement.

        6.     D&O Insurance.    The Company hereby agrees to maintain in full force and effect, for a period of no less than ten years from the date of this Agreement, a directors' and officers' insurance policy (a "D&O Policy") with terms and conditions no less favorable than, and with coverage limits no less than, GTA's D&O Policy currently in effect, to wit, the Management Liability and Company Reimbursement Insurance Policy (with endorsements), issued by XL Specialty Insurance Company, Policy Number ELU096268-07 (the "Policy"). In addition, the Company agrees that any such D&O Policy will continue to contain a provision allowing for the purchase of an additional six years of coverage in the event of a "change of control" (as that term is defined in the Policy) and the Company hereby agrees to exercise such option to purchase additional coverage in the event of a "change of control." In the event that the Company is liquidated, dissolved or otherwise ceases to exist as a valid entity, the Company will purchase a D&O Policy to afford tail coverage for the Employee effective through the date that is ten years from the date of this Agreement. The Company further agrees to defend, indemnify and exculpate the Employee from causes of action, claims, demands, suits, judgments, attorney's fees and money damages to the fullest extent permitted by applicable law in the event of a breach by the Company of the covenants set forth in this paragraph I.6. The Company acknowledges that Article X of its Bylaws, as currently constituted, will continue to apply to the Employee. The Company acknowledges and agrees that the rights set forth in this paragraph I.6. are in addition to any rights that the Employee may have under the Policy or the Company's Bylaws or otherwise with respect to indemnification for actions undertaken during her service to the Company.

II.
Consulting Services

        1.     Services.    The Company hereby engages the Employee to provide the following consulting services to the Company during the Consulting Term in the event that the Company's POL is terminated: preparation and support for the annual audit of the Company's financial statements; preparation and coordination for the 2007 Annual Report on Form 10-K of the Company; coordination with tax accountants; oversight and review of operational accounting requirements for the Company with respect to its corporate operations and the Stonehenge operations; cash management; litigation support; and support for the resolution of post-closing issues with respect to the sale of the Innisbrook Resort (the "Services"). The Employee will report to, and perform services at the request of, the President of the Company upon reasonable notice. The Employee accepts such engagement and agrees to perform such services for the Company.

        2.     Independent Contractor.    The parties acknowledge and agree that the Employee will be acting as an independent contractor and not as an employee of the Company during the Consulting Term and the terms and conditions of Article II of this Agreement shall be interpreted and construed accordingly. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between the parties hereto, and nothing herein contained shall be construed to authorize either party to act as agent for the other after December 31, 2007. The Employee shall be liable for her own debts, obligations, acts and omissions, including the payment of all withholding, Social Security and other taxes and benefits after December 31, 2007. As an independent contractor, the Employee is responsible for filing such tax returns and paying such self-employment taxes as may be required by law or regulations.

        3.     Term.    The term of this consulting arrangement shall commence on January 1, 2008 and shall be in effect until June 30, 2008 (the "Consulting Term").

        4.     Compensation; Reimbursement.    The Company shall pay to the Employee a consulting fee in the amount of $100.00 per hour plus the reimbursement of reasonable expenses incurred in the performance of the Services.

        5.     Company Assistance.    In support of the Employee's provision of Services hereunder, the Company will provide the Employee with the following during the Consulting Term: (i) parking at the corporate offices of the Company or reasonable reimbursement for the same; (ii) continued use of the Employee's Blackberry, access to the Company's business records and access to the Company's network server for offsite performance of the Services; (iii) reasonable work space and use of office equipment and resources at the Company's corporate office for use in the provision of the Services; and (iv) access to administrative support at the Company's corporate office.

III.
General Provisions

        1.     Confidentiality.    During the term of this Agreement and afterwards, the Employee shall not disclose the confidential information of the Company, relating to the Services or otherwise, to any entity or individual without the Company's written consent. Confidential information shall be deemed to be any business information of the Company not generally available to the public.

        2.     Assignment.    Neither the Company nor the Employee may assign this Agreement or any of their respective rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity without the prior written consent of the other party.

        3.     Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) delivered by a private delivery service such as Federal Express or (iii) placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when received):

To the Company:	Golf Trust of America, Inc. 10 North Adger's Wharf Charleston, SC 29401 Attn: President
To the Employee:	Tracy S. Clifford
At the address currently on record with the Company

The address of both the Company and the Employee may be changed from time to time by either party serving written notice upon the other.

        4.     Non-Waiver.    No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement.

        5.     Governing Law.    This Agreement shall be deemed to have been made and entered into in the State of South Carolina, and the construction, validity and enforceability of this Agreement shall be governed by the laws of such State, notwithstanding any South Carolina or other conflict-of-interest provisions to the contrary. All judicial proceedings in connection with this Agreement will be brought in any federal or state court of competent jurisdiction in Charleston County, South Carolina, and each party hereby accepts the exclusive jurisdiction and venue of such courts.

        6.     Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof. This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Agreement.

        7.     Severability.    Except as equity may require, should any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof, and the invalidity or unenforceability of any provision of this Agreement shall not have any effect on or impair the obligation of the Company or the Employee.

        8.     Counterparts.    This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of November 7, 2007.

GOLF TRUST OF AMERICA, INC.
/s/ W. BRADLEY BLAIR II By: W. Bradley Blair II Title: President
/s/ TRACY S. CLIFFORD Tracy S. Clifford

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  Exhibit 10.3
SEVERANCE AND CONSULTING AGREEMENT